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                                                                   EXHIBITS 21.1

                           METACREATIONS CORPORATIONS

                       LIST OF REGISTRANT'S SUBSIDIARIES

MetaCreations Holding (Ireland), Ltd.
MetaCreations International, Ltd.
MetaCreations Europe SARL
MetaCreations (Barbados), Inc.
Real Time Geometry Corp.
Fractal Design International